Exhibit 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in each Prospectus constituting part of this Amendment No. 1 to Registration Statement on Form S-3 of our report dated February 10, 1998 which appears on page F-1 of The Equitable Companies Incorporated's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Consolidated Financial Statement Schedules dated February 10, 1998 which appears on page F-54 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in each such Prospectus.


Price Waterhouse LLP
New York, New York
March 25, 1998